News Release

Firsthand Technology Value Fund Announces Fiscal Year 2014
 Financial Results, NAV of $24.49 per share

San Jose, CA, March 16, 2015 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the fiscal year ended December 31, 2014.

As of December 31, 2014, the Fund’s net assets were approximately $209.7 million, or $24.49 per share, compared with net assets of approximately $256.9 million, or $28.32 per share as of December 31, 2013. Adjusted for the two distributions in November and December 2014, the Fund posted gains of 12.54% in 2014 on the basis of NAV, and 4.76% based on stock price.

“We were pleased to return more than $50 million in profits to shareholders in 2014,” noted Kevin Landis, Firsthand’s CEO. “We are excited about the high-quality companies in the Fund—companies like Pivotal Sytems, Tapad, Jawbone, and Turn—and we will continue to work hard to select the most promising investments for our portfolio.”

As of December 31, 2014, the Fund’s portfolio included public and private securities valued at approximately $191.7 million, or $22.39 per share, and approximately $69.0 million, or $8.06 per share, in cash.

Portfolio Summary (as of 12/31/14)

Investment	Fair Value[1]	Fair Value per Share[1,2]
Equity/Debt Investments	$191.67 million	$22.39
Cash	$69.04 million	$8.06
Other Assets	$2.74 million	$0.32
Total Assets	$263.44 million	$30.77
Total Liabilities	$53.71 million	$6.27
Net Assets	$209.73 million	$24.49
[1] Numbers may not sum due to rounding. [2] Total shares outstanding: 8,562,173

News Release

During the fourth quarter of 2014, the Valuation Committee, which is composed of five independent directors, adjusted the fair values of the private companies in our portfolio. In arriving at these determinations and consistent with the Fund’s valuation procedures, and ASC 920 (formerly FAS 157), the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies’ securities, as well as the impact of changes in market multiples within certain sectors.

In fiscal year 2014, the Fund earned approximately $2.4 million in investment income. The Fund reported a net investment loss of approximately $10.8 million. The Fund reported net realized and unrealized gains on investments of approximately $26.8 million for the year.

Throughout the year, the Fund continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

News Release

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com